Exhibit 10.20

Execution Version

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of June 17, 2015, by and between Teladoc, Inc., a Delaware corporation (the “Company”) and Mark Hirschhorn (“Executive”) (collectively referred to as the “Parties” or individually referred to as a “Party”), and will become effective on the closing of the Company’s initial public offering of common stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Effective Date”).

1.                                      Employment; Duties; Full Time Employment. The Company hereby agrees to continue to employ Executive, and Executive hereby accepts continued employment, as the Executive Vice President & Chief Financial Officer of the Company. In such capacity, Executive shall be responsible for the operations of the Company and shall perform such executive duties and exercise such powers for the Company and its subsidiaries (if any) as the Chief Executive Officer or the Board of Directors (“Board”) of the Company may lawfully assign to or vest in Executive from time to time. Executive covenants and agrees that, at all times during the Term (as defined below), Executive shall devote Executive’s full business time and efforts to Executive’s duties as an employee of the Company and that Executive will not, without the prior consent of the Board, directly or indirectly, engage or participate in any other business or professional activities during the Term, other than non-conflicting personal investments managed on Executive’s personal time and activities for non-profit institutions, provided that such activities do not interfere or conflict with Executive’s obligations hereunder.

2.                                      Term. The Company agrees to continue to employ Executive, and Executive agrees to continue to serve the Company, on an at “will” basis, which means that either the Company or Executive may terminate Executive’s employment with the Company at any time, with or without Cause or Good Reason, as provided in Section 5 below. The period commencing with the Effective Date and ending on the effective date of any termination or resignation of Executive’s employment in accordance with the provisions hereof shall constitute the term of this Agreement (the “Term”).

3.                                      Compensation and Benefits. During the Term, the Company shall provide Executive with the following compensation and benefits:

(a)                                 Base Salary. The Company shall pay Executive a base salary (“Base Salary”) at the rate of $27,916.66 per month (less applicable deductions and withholdings), payable in periodic payments in accordance with the Company’s normal payroll practices. During the Term, Executive’s compensation shall be reviewed by the Board from time to time and at least once every 12 months with the first such review occurring in the first calendar quarter of 2016. The Board may, in its sole discretion, increase or prospectively decrease Executive’s Base Salary; provided, however, that a material reduction in Executive’s Base Salary without Executive’s consent (except where there is a reduction generally applicable to the management team as a whole) shall constitute Good Reason (as defined below). Any increase or decrease in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” under this Agreement.

(b)                                 Annual Bonus. Executive will be eligible for discretionary annual target bonuses in an amount determined by the Board (or the Compensation Committee thereof) in its sole discretion (each, a “Target Bonus”) based on the achievement of annual performance objectives determined by the Board (or the Compensation Committee thereof). Additionally, for each year during the Term, the Board (or the Compensation Committee thereof), after consultation with the Executive, will establish “stretch” or “enhanced” performance objectives which, if met, would allow Executive to earn an additional bonus (the “Stretch Bonus,” and collectively with the Target Bonus, the “Bonus”) in excess of the Target Bonus. The performance objectives for each year of the Term shall be determined within the first sixty (60) days of such year. The structure of the Bonus and performance objectives may be adjusted from time-to-time by the Board (or the Compensation Committee thereof), and must remain in compliance with general Company compensation policies established and governed by the Board (or the Compensation Committee thereof). Except as provided in this Agreement, a Bonus will be earned only if the Company achieves the annual performance objectives and Executive is actively employed by the Company on the date that such annual performance objectives are achieved and on the date that bonuses are paid. Subject to the foregoing, Executive’s Target Bonus for the year that included the Effective Date shall be 65% of gross base salary wages actually paid to Executive for such year and shall be no less than 65% of Base Salary for all subsequent years during the Term. The Executive’s Stretch Bonus for each year shall be no less than 150% of the Executive’s Target Bonus for such year.

(c)                                  Long Term Incentives. For each fiscal year during the Term, in the event the Board (or the Compensation Committee thereof) grants a long term equity and/or long term cash incentive award generally to the Company’s other senior executives following the Effective Date, the Board (or the Compensation Committee thereof) will grant Executive a market-competitive (as reasonably determined by the Board or Compensation Committee thereof) long term equity and/or cash incentive award on terms and conditions that are no less favorable to Executive than those granted generally to the Company’s other senior executives for the given fiscal year. For the avoidance of doubt, this subsection (c) shall not include grants made to other senior executives in connection with their commencing employment

(d)                                 Other Compensation and Benefits. In addition to the compensation specified above in this Section 3, Executive shall be entitled to the following benefits during the Term: (i) to accrue up vacation for such number of weeks per calendar year as shall be specified under the Company’s vacation policy, to be taken in accordance with such policy, (ii) holidays and sick leave as made generally available to employees of the Company, and (iii) subject to eligibility therefor, the right to participate in any employee stock purchase plan, profit sharing plan, retirement plan, 401(k) plan, group medical plan, group dental plan, group life insurance plan and/or other health or insurance plan maintained by the Company for its senior executives generally and, if applicable, their family members. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees generally at any time.

4.                                      Business Expenses. The Company shall reimburse Executive for all reasonable and necessary business and travel expenses incurred by Executive in the performance of Executive’s duties under this Agreement. Such expenses shall be reimbursed in accordance with the Company’s guidelines, limits and procedures relating thereto and upon presentation of proper expense vouchers or receipts therefor.

5.                                      Termination.

(a)                                 Termination on Death or Disability. The Term will terminate automatically and immediately upon Executive’s death or, upon 30 days’ prior written notice from the Company, in the event of Executive’s Disability. For purposes of this Section 5, “Disability” means that

Executive, at or prior to the time notice is given, has been unable to substantially perform Executive’s duties under this Agreement for not less than sixty (60) work days within a six (6) consecutive month period as a result of Executive’s incapacity due to physical or mental illness. The Board (excluding Executive if Executive is at such time a member of the Board) shall make the determination as to the existence or absence of Executive’s Disability. Upon any termination for death or Disability, Executive will not be entitled to any further compensation from the Company, including without limitation severance pay, pay in lieu of notice or any other such compensation (other than accrued salary, and accrued and unused vacation, through Executive’s last day of employment).

(b)                                 Termination Without Cause; Resignation for Good Reason. During the Term, the Company shall be entitled to terminate Executive’s employment without Cause (as defined below) and Executive shall be entitled to resign (and thus terminate the Term) with Good Reason (as defined below), in each case at any time, in which case the following provisions shall apply:

(i)                                     Termination Absent Change of Control. Except as provided in Section 5(b)(ii), if Executive’s employment hereunder is terminated by the Company without Cause or if Executive resigns for Good Reason, then Executive shall be entitled to receive the following severance benefits: (i) severance pay in the form of continuation of Executive’s Base Salary in effect on the effective date of termination or resignation, as applicable, for a period of 12 months, to be paid periodically in accordance with the Company’s normal payroll practices and subject to standard payroll deductions and withholdings; (ii) the Bonus earned for the prior year (if not previously paid), (iii) all unvested equity or equity-based awards granted to Executive under any equity compensation plans of the Company that were scheduled to vest within 6 months after the date of Executive’s termination or resignation shall immediately become vested as to time, with any such awards that are subject to performance-based vesting conditions remaining eligible to vest to the extent such performance conditions are satisfied during that 6 month period (provided that nothing herein shall operate to extend the term, if any, of an award beyond the final expiration date provided in the applicable award agreement or prohibit the award from being treated in substantially the same manner as awards held by the Company’s other senior executives in the context of a Change of Control or other corporate transaction); (iv) the Company shall continue Executive’s group life insurance coverage (provided that Executive shall reimburse the Company for any incremental cost of continuing such group life insurance coverage) in effect on the termination or resignation date for a period of twelve (12) months following Executive’s termination or resignation; and (v) if Executive timely elects continued medical, dental or vision coverage under one or more of the Company’s group medical, dental or vision plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents under such plans during the period commencing on Executive’s termination or resignation and ending upon the earliest of (A) 12 months following Executive’s termination or resignation, (B) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA and (C) the date Executive becomes eligible to receive such coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility).  Notwithstanding the foregoing, if the Company determines that it cannot provide the benefit required by clause (iv) of the immediately preceding sentence without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on the date of termination or resignation, which amount shall be based on the premium for the first month of COBRA coverage, shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence in the month following the month in which the date of termination or resignation occurs and end on the earliest of (X) 12 months following Executive’s termination or resignation, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility).

(ii)                                  Termination in Connection with a Change of Control. If a Change of Control occurs during the Term and, within twelve (12) months following the Change of Control, Executive’s employment hereunder is terminated by the Company without Cause or if Executive resigns for Good Reason, then Executive shall be entitled to receive the following severance benefits in lieu of the severance benefits set forth in Section 5(b)(i): (i) severance pay equal to the sum of (A) Executive’s Base Salary in effect on the effective date of termination or resignation, as applicable, plus (B)  Executive’s Target Bonus, payable in a single lump sum subject to standard deductions and withholdings; (ii) the Bonus earned for the prior year (if not previously paid); (iii) a pro rata portion of the Bonus Executive would have earned for the year of termination, which Bonus shall be determined based on Company financial performance results against Executive’s Company financial performance objectives for such year, payable in a lump sum at the same time bonuses are paid to Company senior executives generally (but in no event later than March 15 of the year following the year in which the termination occurs), (iv) all unvested equity or equity-based awards granted to Executive under any equity compensation plans of the Company shall become immediately vested as to time and any such awards that are subject to performance-based vesting will remain eligible to vest to the extent the performance conditions are thereafter satisfied (provided that nothing herein shall operate to extend the term, if any, of an award beyond the final expiration date provided in the applicable award agreement or prohibit the award from being treated in substantially the same manner as awards held by the Company’s other senior executives in the context of a Change of Control or other corporate transaction); (v) the Company shall continue Executive’s group life insurance coverage (provided that Executive shall reimburse the Company for any incremental cost of continuing such group life insurance coverage) in effect on the termination or resignation date for a period of twelve (12) months following Executive’s termination or resignation; and (vi) if Executive timely elects continued medical, dental or vision coverage under one or more of the Company’s group medical, dental or vision plans pursuant to COBRA, then the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents under such plans during the period commencing on Executive’s termination or resignation and ending upon the earliest of (A) 12 months following Executive’s termination or resignation, (B) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (C) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility).  Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the benefits required under clause (vi) of the immediately preceding sentence without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on the date of termination or resignation, which amount shall be based on the premium for the first month of COBRA coverage, shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence in the month following the month in which the date of termination or resignation occurs and end on the earliest of (X) 12 months following Executive’s termination or resignation, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA and (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility).

(iii)                               Notwithstanding any provision of this Section 5(b) to the contrary, if the severance payments would be considered “non-qualified deferred compensation” under Code Section 409A, the payment of severance payments shall commence on the first regularly scheduled payroll date of the Company after sixty (60) days following Executive’s date of termination or resignation; provided Executive has executed and delivered the general release (as described in Section 5(b)(iv)) to the Company prior to such date (and not revoked the general release during the applicable revocation period). The form of the general release will be provided to the Executive not later than five (5) days following Executive’s date of termination.

(iv)                              Conditions Precedent. Any severance benefits contemplated by this Section 5(b) are conditional on Executive (i) complying with the non-competition and non solicitation provisions of Section 7(c) below, (ii) complying with the Confidentiality Agreement and (iii) delivering (without revoking) prior to receipt of such severance benefits, an effective, general release of claims in favor of the Company or its successor, its subsidiaries and their respective directors, officers and stockholders in a form acceptable to the Company or its successor, such form to contain a reaffirmation of Executive’s promises contained in Section 7 of this Agreement and the Confidentiality Agreement and a promise not to disparage the Company, its business, or its employees, officers, directors or stockholders.

(v)                                 Deferred Compensation. Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code (“Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”) at the time of Executive’s termination, and any portion of the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), then only that portion of the Deferred Compensation Separation Benefits which do not exceed the Section 409A Limit (as defined below) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit shall accrue and, to the extent such portion of the Deferred Compensation Separation Benefits would otherwise have been payable within the first six (6) months following Executive’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A Limit” shall mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(l) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(c)                                  Termination for Cause; Resignation without Good Reason. The Company may terminate Executive’s employment at any time for Cause, and Executive may resign at any time without Good Reason. Termination for Cause shall be effective on the date the Company gives notice to Executive of such termination in accordance with this Agreement. Resignation by Executive without Good Reason shall be effective on the date Executive gives notice to the Company of such resignation in accordance with this Agreement. In the event of the Company’s termination of Executive’s employment hereunder by the Company for Cause or Executive’s resignation from Executive’s employment without Good Reason, Executive will not be entitled to any further compensation from the Company including severance pay, pay in lieu of notice or any other such compensation (other than accrued salary, and accrued and unused vacation, through Executive’s last day of employment).

(d)                                 Definitions.

(i)                                     Change of Control. For the purpose of this Agreement, “Change of Control” shall mean (other than an initial public offering of the Company) (A) any transaction or series of related transactions resulting in the consummation of a merger, combination, consolidation or other reorganization of the Company with or into any third party, other than any such merger, combination, consolidation or reorganization following which the holders of capital stock of the Company immediately prior to such merger, combination, consolidation or reorganization continue to hold, solely in respect of their interests in the Company’s capital stock immediately prior to such merger, combination, consolidation or reorganization, at least fifty-five percent (55%) of the voting power of the outstanding capital stock of the Company or the surviving or acquiring entity; (B) any transaction or series of related transactions resulting in the consummation of the sale, lease, exclusive or irrevocable licensing or other transfer of all or substantially all of the assets of the Company to a third party, other than any such sale, lease, exclusive or irrevocable licensing or transfer following which the holders of capital stock of the Company immediately prior to such sale, lease, exclusive or irrevocable licensing or transfer continue to hold, solely in respect of their interests in the Company’s capital stock immediately prior to such sale, lease, exclusive or irrevocable licensing or transfer, at least fifty-five percent (55%) of the voting power of the outstanding capital stock of the acquiring entity; or (C) any transaction or series of related transactions resulting in the transfer or issuance, whether by merger, combination, consolidation or otherwise, of Company securities to a person or group if, after such transfer or issuance, such person or group would hold fifty-five percent (55%) of the voting power of the outstanding capital stock of the Company; provided that, with respect to any Deferred Compensation Separation Benefits, the transaction or event described in clause (A), (B) or (C) shall only constitute a Change of Control for purposes of this Agreement if such transaction or event also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(ii)                                  Cause. For purposes of this Agreement, “Cause” shall mean (A) Executive’s breach of his duty of loyalty to the Company or Executive’s willful breach of his duty of care to the Company; (B) Executive’s material failure or refusal to comply with reasonable written policies, standards and regulations established by the Board from time to time which failure or refusal, if curable, is not cured to the reasonable satisfaction of the Board during the fifteen (15) day period following written notice of such failure or refusal from the Board; (C) the commission by Executive of a felony, an act of theft, embezzlement or misappropriation of funds or the property of the Company or its subsidiaries of material value or an act of fraud involving the Company or its subsidiaries, (D) willful misconduct or gross negligence of Executive which causes or reasonably could cause (for example, if it became publicly known) material harm to the Company’s standing, condition or reputation; (E) material violation of the Company’s Code of Ethics (or similar written policies concerning ethical behavior) or written policies concerning harassment or discrimination; or (F) any material breach by Executive of the provisions of the Employee Confidentiality Agreement (the “Confidentiality Agreement”) between Executive and the Company referred to in Section 7(a) below or a material provision of this Agreement.

(i)                                     Good Reason. For purposes of this Agreement, “Good Reason” shall mean one or more of the following, without Executive’s consent: (A) there is a material reduction in aggregate amount of Executive’s Base Salary and Target Bonus without Executive’s consent (except where there is a general reduction applicable to the management team generally), (B) there is a material reduction in Executive’s overall responsibilities or authority, or scope of duties, (C) Executive is required by the Company to relocate his principal place of employment outside of outside of the New York City metropolitan area or (D) any material breach by the Company of this Agreement. It is understood that Executive must assert any termination for Good Reason by written notice to the Company no later than forty-five (45) days following the date on which arises the event or events giving the Executive the right to assert such a termination, and the Company must have an opportunity within thirty (30) days following delivery of such notice to cure the Good Reason condition. In no instance will a resignation by Executive be deemed to be for Good Reason if it is made more than twelve (12) months following the initial occurrence of any of the events that otherwise would constitute Good Reason hereunder.

6.                                      Parachute Payments.

(a)                                 Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 5(b)(i) and Section 5(b)(ii) hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in Section 6(b)) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)                                 The Total Payments shall be reduced in the following order:  (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A of the Code, (ii) reduction on a pro-rata basis any non-cash severance payments or benefits that are exempt from Section 409A of the Code, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A of the Code, and (iv) reduction of any payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.

(c)                                  All determinations regarding the application of this Section 6 shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the “Independent Advisors”).  For purposes of determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation.  The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

(d)                                 In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 6, the excess amount shall be returned immediately by Executive to the Company.

7.                                      Company Matters; Restrictive Covenants.

(a)                                 Proprietary Information and Inventions. Concurrently with or prior to the execution of this Agreement, Executive shall have signed a Confidentiality Agreement in the form required to be executed by each employee of the Company. As provided further in the Confidentiality Agreement, the Company will provide Executive with confidential and proprietary information concerning its operations, and Executive agrees that he will not disclose or use such information except on behalf of the Company.

(b)                                 Ventures. If, during the Term, Executive is engaged in or associated with the planning or implementing of projects, programs or ventures involving the Company and third parties, all rights in such projects, programs and ventures shall belong to the Company (or the third party, to the extent provided in any agreement between the Company and the third party). Except as formally approved by the Company, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the salary or other compensation to be paid to Executive as provided in this Agreement.

(c)                                  Non-Solicitation and Non-Competition.

(i)                                     Non-Solicitation. Executive agrees that, during the Term and for a period of 12 months from and after any termination of Executive’s employment with the Company, voluntary or involuntary, for any reason or no reason (the “Non-Compete Period”), Executive shall not (directly or indirectly, on behalf of Executive or any third party) (a) solicit, induce, recruit or encourage, or take any other action which is intended to induce or encourage or facilitate or has the effect of inducing or encouraging any of the Company’s employees to leave their employment with the Company or otherwise facilitates the hiring of any such employees by any person outside the Company; (b) solicit, interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company and any of its actual or prospective customers, suppliers, employees or stockholders, within the Geographic Area (as defined below), other than on behalf of the Company or any of its subsidiaries, directly or indirectly, without the prior written consent of the Company.

(ii)                                  Non-Competition. In addition, during the Non-Compete Period, Executive shall not, directly or indirectly, (a) engage in (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), (b) have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the 1934 Act), or (c) participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business, that engages or participates in a “competing business purpose.” The term “competing business purpose” shall mean the Company’s business, including without limitation telephone and internet based physician consultation, as conducted or planned to be conducted by the Company at any time during the course of Executive’s employment with the Company (including without limitation products and services under development as of the date of termination).

(iii)                               “Geographic Area” means any city, county or state, or any similar subdivision thereof, in each of the United States of America.

(iv)                              Separate Covenants. The covenants contained in Section 7(c)(i) and 7(c)(ii) shall be construed as a series of separate covenants, one for each city, county, state, or any similar subdivision in any Geographic Area. These covenants shall also be construed as a series of separate and successive covenants, one for each month of the Non-Compete Period. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 7(c)(i) and 7(c)(ii) above. If, in any judicial or arbitral proceeding, a court or arbitrator refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of Section 7(c)(i) and 7(c)(ii) above are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law. In the event that the applicable court or arbitrator does not exercise the power granted to it in the prior sentence, Executive and the Company agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term. The Parties acknowledge that the promises and covenants contained in this Section 7 are essential independent elements of this Agreement and that, but for Executive agreeing to comply with them, the Company would not employ Executive and would not provide Executive with confidential and proprietary information. Accordingly, the existence or assertion of any claim by Executive against the Company, whether based on this Agreement or otherwise, shall not operate as a defense to the Company’s enforcement of the promises and covenants in the Confidentiality Agreement and this Section 7. An alleged or actual breach of the Agreement by the Company will not be a defense to enforcement of any such promise or covenant in this Section 7 or the Confidentiality Agreement. The promises and covenants in this Section 7 and the Confidentiality Agreement will remain in full force and effect whether the Executive is terminated by the Company or voluntarily resigns.

(v)                                 Acknowledgements. Executive acknowledges that the nature of the Company’s business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company within the Non-Compete Period, it will be difficult for Executive not to rely on or use the Company’s trade secrets and confidential information. Therefore, Executive has agreed to enter into this Agreement to reduce the likelihood of disclosure of the Company’s trade secrets and confidential information. Executive therefore acknowledges and agrees that the promises in Section 7(c) are ancillary to an otherwise enforceable agreement contained in this Agreement and the Confidentiality Agreement. Executive also acknowledges that the limitations of time, geography, and scope of activity agreed to above are reasonable because, among other things: (a) these non-competition and nonsolicitation agreements are entered into in connection with the offer of continued employment to Executive based upon the covenants agreed to Executive hereby, (b) the Company is engaged in a highly competitive industry; (c) Executive will have continued and unique access to the trade secrets and know-how of the Company, including without limitation the plans and strategy (and in particular the competitive strategy) of the Company; (d) Executive is receiving significant compensation in connection with Executive’s employment and the covenants provided herein; (e) these non-competition and non-solicitation agreements will not impose an undue hardship on Executive, and Executive acknowledges that in the event Executive’s employment with the Company ends, Executive will be able to obtain suitable and satisfactory employment in Executive’s chosen profession without violation of these covenants; and (f) these covenants provide no more protection than is reasonable and necessary to protect the trade secrets, confidential information, customer contacts and relationships, and goodwill of the Company.

(d)                                 Resignation on Termination. On termination of Executive’s employment, Executive shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that Executive may hold in the Company or any of its affiliates, unless otherwise requested by the Board.

(e)                                  Tolling of Non-Compete Period. The Non-Compete Period will not include any period(s) of violation of such promises in this Section 7 or the Confidentiality Agreement, it being understood that the extension of time provided in this Section 7(e) may not exceed two (2) years.

8.                                      Non-disparagement. Upon termination of employment by the Company or resignation of employment by Executive for any reason, Executive shall not, directly, or through any other person or entity, make any public or private statements that are disparaging of the Company, its business or its employees, officers, directors, or stockholders; and the Company shall not, directly or through any other person or entity, make any public or private statements that are disparaging of Executive.

9.                                      ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, NEW YORK OR ANY SUBSEQUENT LOCATION WHERE THE PRINCIPAL OFFICES OF THE COMPANY ARE LOCATED BEFORE JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”) OR THE AMERICAN ARBITRATION ASSOCIATION IF JAMS IS NOT AVAILABLE. THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH NEW YORK LAW, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL NEW YORK LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH NEW YORK LAW, NEW YORK LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW, AND THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. TO THE EXTENT PERMITTED BY LAW, THE COMPANY AND EXECUTIVE WILL SPLIT EQUALLY ANY ADMINISTRATIVE OR HEARING FEES CHARGED BY THE ARBITRATOR OR JAMS, EXCEPT THAT THE PARTY INITIATING THE ARBITRATION WILL PAY THE FULL FILING FEE. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS SECTION CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

10.                               Miscellaneous.

(a)                                 Withholding Taxes. The Company may withhold from all salary, bonus or other benefits payable under this Agreement all federal, state, local, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

(b)                                 Entire Agreement; Binding Effect. This Agreement and the Confidentiality Agreement set forth the entire understanding between the Parties as to the subject matter of this Agreement and supersede all prior agreements, commitments, representations, writings and discussions between them (whether written or oral) on the subject matters herein; and neither of the Parties shall be bound by any obligations, conditions, warranties or representations with respect to the subject matter of this Agreement and the Confidentiality Agreement except as expressly provided herein or therein or as duly set forth on or subsequent to the date hereof in a written instrument signed by the proper and fully authorized representative of the Party to be bound hereby. This Agreement is binding on the Company and Executive and their respective successors and assigns (whether by assignment, by operation of law or otherwise); provided that neither this Agreement nor any rights or obligations hereunder may be assigned by Executive or the Company without the prior written consent of the other Party, except that the Company shall be entitled to assign this Agreement in connection with a Change of Control. No modification of or amendment to this Agreement will be effective unless such modification or amendment is (i) approved by the Board and (ii) in writing signed by an executive officer of the Company and Executive. The Company and Executive agree to work together in a commercially reasonable manner to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Executive.

(c)                                  Absence of Conflict. Executive represents and warrants that Executive’s employment by the Company as described herein will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship. Executive further represents that he has no other agreements, relationships or commitments to any other person or entity that conflict with Executive’s obligations to the Company under this Agreement or Executive’s ability to become employed and perform the services for which Executive is being hired by the Company. Executive further agrees not to make use of any confidential or proprietary information of any other person or entity. Executive represents to Company that Executive has returned to his previous employer(s) all confidential information and property associated with any former employer’s business.

(d)                                 Voluntary Nature of Agreement; Legal Rights. Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or any other person or entity. Executive acknowledges that Executive has had the opportunity to consult with an attorney regarding the provisions of this Agreement and has either obtained such advice of counsel or knowingly waived the opportunity to seek such advice. Executive has carefully read this Agreement and has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Executive acknowledges that neither the Company nor its counsel have made any representations to him regarding the tax consequences to him for any payments made under this Agreement.

(e)                                  Waivers. No Party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the Party to be charged with such waiver. The failure of any Party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach.

(f)                                   Notices. All notices, approvals, consents, requests or demands required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given (i) upon delivery, if delivered by hand (ii) one business day after transmission, if sent by facsimile (confirmation received) or (iii) one business day after the business day of deposit with a reputable overnight courier for next business day delivery, freight prepaid (signature of receipt obtained). Notice in each case shall be addressed to the Party entitled to receive such notice at the following address (or other such addresses as the Parties may subsequently designate):

The Company:	Teladoc, Inc.
4100 Spring Valley
Suite 600
Dallas, TX 75244
Attn: Chief Financial Officer

Executive:

(g)                                  Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with New York law as it applies to contracts entered into and wholly to be performed therein by residents thereof. To the extent that any lawsuit is permitted under this Agreement, Executive hereby expressly consents to the exclusive personal jurisdiction of the state and federal courts located in the borough of Manhattan, City of New York, New York for any lawsuit arising out of or related to this Agreement.

(h)                                 Severability. Every provision of this Agreement is intended to be severable from every other provision of this Agreement. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or in part, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement; and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein except to the extent that such provision may be construed and modified so as to render it valid, lawful, and enforceable in a manner consistent with the intent of the Parties to the extent compatible with the applicable law as it shall then appear.

(i)                                     Effect of Headings. The Section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

(j)                                    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

(k)                                 Separation from Service. Notwithstanding anything to the contrary in this Agreement, with respect to severance payments or any other amounts payable to Executive under this Agreement in connection with a termination of Executive’s employment that would be considered “non-qualified deferred compensation” under Section 409A of the Code, in no event shall a termination of employment be considered to have occurred under this Agreement unless such termination constitutes Executive’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-l(h) and any successor provision thereto.

(l)                                     Section 409A; Separate Payments. This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Section 409A(a)(l)(A) of the Code or (b) the interest and additional tax set forth within Section

409A(a)(l)(B) of the Code (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. In no event shall the Company be required to provide a tax gross-up payment to Executive or otherwise reimburse Executive with respect to Section 409A Penalties. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment. The Company has urged Executive to seek advice from Executive’s own tax advisor regarding the tax consequences of this Agreement to Executive.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the year and date first written above.

Company:

TELADOC, INC.

By:	/s/ Adam Vandervoort
Name: Adam Vandervoort
Title: CLO

Executive:

/s/ Mark Hirschhorn
Mark Hirschhorn